 Exhibit 99.2

NEWS RELEASE

BONANZA CREEK ENERGY SUCCESSFULLY COMPLETES

PREPACKAGED FInANCIAL RESTRUCTURING; emerges from chapter 11; announces new board of directors

DENVER, Colorado – April 28, 2017 /Globe Newswire/ – Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or the “Company”) today announced that in accordance with and pursuant to its Plan of Reorganization (the “Plan”), which was confirmed by the United States Bankruptcy Court for the District of Delaware on April 7, 2017, the Company has successfully completed its prepackaged restructuring and emerged from Chapter 11.

Richard Carty, President and CEO, commented, “We are very pleased to announce our emergence from Chapter 11, and I am very thankful to all of our dedicated employees and stakeholders for their efforts in this process, getting the Company from filing to emergence in little over 100 days. With our legal proceedings behind us, we look forward to resuming drilling and completion activities with a clean balance sheet that can support long-term sustainable growth in the current environment.”

Jack E. Vaughn, Chairman of the Board of Directors, commented, “On behalf of the newly appointed Board of Directors, we are enthusiastic about the solid assets and opportunity set that Bonanza Creek has to offer.  We look forward to working with the management team to quickly resume activity and create value for Bonanza Creek’s shareholders.”

Bankruptcy Emergence Details

Pursuant to the Plan, the Company’s senior unsecured noteholders received, in exchange for approximately $866 million of unsecured debt, (i) shares of new common stock of the reorganized Company and (ii) the right to participate in a $200 million backstopped rights offering. Certain equity holders agreed to invest $7.5 million in the Company pursuant to a settlement agreement (“Equity Settlement”), bringing the total equity raise upon emergence to $207.5 million. Holders of the Company’s legacy equity that did not elect to opt out of releases granted pursuant to the Plan received shares of 4.5% of the reorganized Company’s common stock, subject to dilution, and warrants to purchase up to 7.5% of the reorganized Company’s common stock for a term of three years.

The tables presented below show the Company’s pro forma capitalization after giving effect to the restructuring.

Pro Forma Capital Structure Upon Emergence

(in millions)

	December 31, 2016	Restructuring	Pro Forma as of December 31, 2016
Cash	$80	$16	$96

Secured Credit Facility (RBL)	$192	$(192)	$―
2021 Notes	500	(500)	―
2023 Notes	300	(300)	―
Total Debt	$992	$(992)	$―

Stockholders’ Equity	$51	$639	$690

Borrowing Base	$150	$42	$192
Less: Borrowings	192	(192)	0
Plus: Cash	80	16	96
Total Liquidity	$38	$250	$288

The Company’s cash balance at emergence was approximately $65 million.

Prior to emergence, the Company received approval to list its new common stock with the CUSIP number 097793 400 (the “New Common Shares”) on the New York Stock Exchange (the “NYSE”) under the same NYSE ticker symbol “BCEI” as the existing shares of the Company’s issued common stock (the “Existing Shares”). Along with New Common Shares, the Company will issue warrants with the CUSIP number 097793 111 (the “Warrants”) in accordance with the Plan. These warrants will not be listed on an exchange. After the market close on April 28, 2017, all Existing Shares (with the CUSIP number 097793103) will be cancelled, and the New Common Shares and Warrants will be issued and will commence trading at the market open on May 1, 2017.

Because the Company will retain the ticker symbol “BCEI” after the Effective Date of the Plan, holders of Existing Shares, and brokers, dealers and agents effecting trades in Existing Shares, and persons who expect to receive New Common Shares or effect trades in New Common Shares, should take note of the anticipated cancellation of the Existing Shares and issuance of New Common Shares, and the two different CUSIP numbers signifying the Existing Shares and

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the New Common Shares, in trading or taking any other actions in respect of shares of the Company that trade under the “BCEI” ticker.

Summary of Equity
% Ownership	Post Emergence Pre-Dilution	Effect of Rights Offering and Equity Settlement
Equitization of Senior Notes	95.40%	46.53%
Disputed Claim Reserve	0.10%	0.05%
Rights Offering	0.00%	46.67%
Backstop Fee	0.00%	2.80%
Total Senior Notes	95.50%	96.05%
Legacy Equity	4.50%	2.20%
Equity Settlement	0.00%	1.75%
Total Equity	4.50%	3.95%
Total	100.00%	100.00%

Share Count	Post Emergence Pre-Dilution	Effect of Rights Offering and Equity Settlement
Equitization of Senior Notes	9,471,833	9,471,833
Disputed Claim Reserve	10,000	10,000
Rights Offering	-	9,501,300
Backstop Fee	-	570,078
Total Senior Notes	9,481,833	19,553,211
Legacy Equity	446,788	446,788
Equity Settlement	-	356,295
Total Equity	446,788	803,083
Total	9,928,621	20,356,294

Holders of the Company’s legacy equity will be allocated 446,788 New Common Shares, resulting in and effective equivalent reverse stock split of 1 for 111.5879, considering Bonanza Creek had 49,856,141 shares outstanding as of April 26, 2017.

Upon emergence, the Company issued 1,650,510 3-year Warrants with a strike price of $71.23 per share. In addition, the Company granted 389,102 restricted stock units (“RSUs”) and 389,102 options to its employees. The RSUs have a 3-year vesting period and the options have a 10-year term and strike price of $34.36 per share.

Operations Update

With regard to Company operations upon emergence, the Company plans to resume drilling and completion activity around June 1, 2017 with intent to operate a one-rig program for the remainder of the year, pending Board approval. Once the newly-appointed Board approves a full-year 2017 budget, the Company will issue full guidance for the remainder of the year. A new investor presentation has been posted to the Company’s website under the Investor Relations section at www.bonanzacrk.com.

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Board of Directors Appointments

The Company also announces the appointment of seven members to its Board of Directors. The new Board appointments were selected in accordance with the Plan. Two members from the previous Board have been appointed to the new Board. Richard J. Carty, served on the previous board since 2010, and Jeffrey Wojahn, served since November 2014. Biographies of the seven Board members are included below.

Richard J. Carty

Mr. Carty was named President and Chief Executive Officer in November, 2014. He has over 25 years of experience in global capital markets and finance with investment management mandates including energy, commodities, and engineering. He served as Chairman of the Board of Directors of Bonanza Creek since December 2010, when he led a major recapitalization of Bonanza Creek on behalf of West Face Capital (USA) Corp, an affiliate of West Face Capital, where he served as President from 2009 until 2013. Prior to that period, Mr. Carty was Managing Director of Morgan Stanley Principal Strategies where he was responsible for investing the bank’s capital in proprietary investment mandates in public corporate securities and private securities. Mr. Carty led investment teams that ran Morgan Stanley’s value arbitrage strategies, special situations investments, strategic private investments, and global quantitative strategies. Prior to Mr. Carty's 14 years at Morgan Stanley, he was a partner at Gordon Capital Corp, a Toronto-based investment and merchant bank, where he worked for five years.

Paul Keglevic

Paul Keglevic is a senior executive and trusted business advisor with a strong track record of performance serving the utility industry and two Big 5 accounting firms, with deep expertise in finance and accounting, restructuring, risk management, shared services, regulatory testimony, and process improvement. Mr. Keglevic has been at Energy Future Holdings Corp. since 2008, serving as Chief Executive Officer of TCEH since October 2016, Chief Restructuring Officer since December 2013, Executive Vice President, Chief Financial Officer from 2008 to September 2016, President of EFH Corporate Services from 2010 to 2016 and Chief Risk Officer from 2008 to 2016.

Prior to Energy Future Holdings Corp., Mr. Keglevic worked for over 25 years at Arthur Andersen and for six years at PricewaterhouseCoopers (PWC). Mr. Keglevic serves on the Board of Directors of Energy Future Intermediate Holdings, EFIH Finance Inc., Stellus Capital Management LLC and the Dallas Chamber of Commerce (not-for-profit). Mr. Keglevic received a Bachelor’s Degree in Accounting from Northern Illinois University.

Brian Steck

Brian Steck is a seasoned investor with 27 years of financial market experience.  Mr. Steck is a partner and senior analyst at Mangrove Partners where he has worked since 2011.  Prior to Mangrove, Mr. Steck was a partner at investment managers K Capital Partners and Tisbury Capital and was the general partner of the Laurel Capital Group.  Prior to this, Mr. Steck spent 10 years at UBS and its predecessors Swiss Bank Corporation and O’Connor & Associates, where he focused on equity derivative trading and risk management, built equity derivative and event-driven client businesses and was Global Co-Head of Equity Hedge Fund Coverage.  Mr.

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Steck received a Bachelor’s of Science, with highest honors, from University of Illinois at Urbana Champaign.

Thomas B. Tyree, Jr.

Thomas B. Tyree, Jr. served as President, Chief Financial Officer and Member of the Board of Managers of Vantage Energy from 2006 to 2016. Prior to Vantage Energy, Mr. Tyree served as Chief Financial Officer of Bill Barrett Corporation, a Managing Director in the Investment Banking Division at Goldman, Sachs & Co. and an Associate in the Corporate Finance division at Bankers Trust Company. Mr. Tyree received his M.B.A. from The Wharton School at the University of Pennsylvania and his B.A. at Colgate University.

Jack E. Vaughn

Jack E. Vaughn is the Chairman and Chief Executive Officer of Peak Exploration and Production, LLC, where he is responsible for executive management of all operational activity, including drilling, completion, and facility construction in all operating areas, as well as all gas and crude oil transportation and marketing, regulatory and environmental compliance activities. Mr. Vaughn serves on the Board of Directors of Saddle Butte Pipeline II, LLC and was the co-founder and a member of the Board of Directors of Momentum Midstream, LLC from 2007 to 2011. In addition, Mr. Vaughn has held several senior management positions at energy companies in the United States, including Peak Energy Resources, Inc., EnerVest Management Partners, LP and Emerald Gas Operating Company. Mr. Vaughn received his B.S. – Petroleum Engineering from the University of Texas at Austin.

Scott D. Vogel

Scott D. Vogel was a Managing Director at Davidson Kempner Capital Management investing in distressed debt securities from 2002 to 2016. Previously, Mr. Vogel worked at MFP Investors, investing in special situations and turnaround opportunities. Prior to MFP Investors, he was an investment banker at Chase Securities. Mr. Vogel received his M.B.A. from The Wharton School at the University of Pennsylvania and his B.S.B.A. from Washington University.

Mr. Vogel serves on the Board of Directors of Modular Space Corp, Key Energy Services, Arch Coal and Merrill Corp. and previously on numerous Board of Directors and ad hoc creditor and equity committees throughout his career. Mr. Vogel is a member of the Olin Alumni Board of Washington University, a member of the Advisory Board of Grameen America, and a former member of New Leadership Council of Make-A-Wish Foundation of Metro New York.

Jeffrey E. Wojahn

Mr. Wojahn served as Executive Vice President of EnCana Corporation from 2003 to 2013, and was President of Encana Oil & Gas (USA) Inc. from 2006 to 2013. Beginning in 1985, Mr. Wojahn held senior management and operational positions in Canada and the United States and has extensive experience in unconventional resource play development. He currently serves as a Strategic Advisory Board member for Morgan Stanley Energy Partners

Advisors

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Davis, Polk & Wardwell LLP is acting as legal counsel, Perella Weinberg Partners LP is acting as financial advisor, and Alvarez & Marsal LLC is acting as restructuring advisor to the Company in connection with its restructuring efforts.

About Bonanza Creek Energy

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations, and in southern Arkansas, focused on oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Further information on the restructuring process and the Plan can be found on the Company’s case information website, located at http://cases.primeclerk.com/bcei. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our liquidity. Bonanza Creek has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including: (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Bonanza Creek’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, (v) competition within our industry, (vi) Bonanza Creek’s ability to comply with its financial and other covenants and metrics in its debt agreements, as well as any cross-default provisions, and (vii) the ability to execute Bonanza Creek’s business plan. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Bonanza Creek’s Form 10-K for the year ended December 31, 2016. While Bonanza Creek makes these statements and projections in good faith, neither Bonanza Creek nor its management can guarantee that anticipated future results will be achieved. Bonanza Creek assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Bonanza Creek, whether as a result of new information, future events, or otherwise.

Contacts:

James R. Edwards

Director, Investor Relations

(720) 440-6136

Prime Clerk

Information Call Center

(855) 252-4427

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